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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



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                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



         Date of report (Date of earliest event reported): May 15, 2000




                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.
               (Exact Name of Registrant as Specified in Charter)



               DELAWARE                            1-9767                         94-2579751
     (State or Other Jurisdiction               (Commission                     (IRS Employer
           of Incorporation)                    File Number)                 Identification No.)


 9162 ETON AVENUE, CHATSWORTH, CALIFORNIA                         91311
 (Address of Principal Executive Offices)                       (Zip Code)




       Registrant's telephone number, including area code: (818) 709-1244









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Item 5.  Other Events.

     We acquired Perceptive Scientific Instruments in July 1996. Its principal product line is the PowerGene family of genetic analyzers - IVD imaging systems for karyotyping, DNA probe analysis and comparative genomic hybridization. In March 2000, we signed a letter of intent to sell this business to a well-known international company for an estimated price of $2.5 to $5.0 million in cash. The exact price depended on the results of the buyer's remaining due diligence and the satisfaction of certain conditions. The most significant condition was governmental approval to transfer various government research contracts to the buyer. The government declined to approve the transfer of the research contracts, and the potential buyer indicated that it was considering another offer at a reduced purchase price.

     Prior to receiving the revised offer, we terminated discussions with this buyer and signed a new letter of intent with another company on May 15, 2000 for the sale of substantially all of the assets of Perceptive Scientific Instruments. The purchase price consists of $1.35 million worth of the buyer's stock (based on the 15-day average closing price at time the letter of intent was signed) payable at closing, the assumption of certain liabilities and potential cash payments based on future performance of the business. The closing of the sale of this business to the new buyer depends on the outcome of the buyer's due diligence, the satisfaction of various conditions set by the buyer, negotiation and execution of a definitive sale agreement and approval by the our Board of Directors and the buyer's Board of Directors.

     In light of our plans to sell Perceptive Scientific Instruments, we are treating this business as a discontinued operation for accounting purposes. We have removed it from most of the discussion and financial information in our most recent Annual and Quarterly Reports to reflect this treatment. However, we cannot be sure that this transaction will occur. If the Company does not reach an agreement with the current buyer, the Company plans to pursue other opportunities for a disposition of Perceptive Scientific Instruments.




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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          INTERNATIONAL REMOTE IMAGING
                                             SYSTEMS, INC.



Dated:  May 23, 2000                      By: /s/ Donald E. Horacek
                                             -----------------------------------
                                              Donald E. Horacek
                                              Controller and Assistant Secretary









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